Exhibit 99.3

NEWS RELEASE

Contacts:

Investor Relations

Irmina Blaszczyk

(408) 749-3398

irmina.blaszczyk@amd.com

Public Relations

Drew Prairie

(512) 602-5325

drew.prairie@amd.com

AMD Announces Private Offering of $500 Million

of Senior Notes

SUNNYVALE, Calif. — Nov. 18, 2009 — Advanced Micro Devices, Inc. (NYSE: AMD) today announced that it intends to commence an offering, subject to market and other conditions, of $500 million aggregate principal amount of senior notes in a private offering. AMD intends to use the proceeds, along with existing cash, to purchase its 5.75% Convertible Senior Notes due 2012 validly tendered pursuant to the company’s tender offer for such notes, which was also announced today. Net proceeds not used in the tender offer, if any, will be used for general corporate purposes.

The new senior notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act of 1933, as amended. Unless so registered, the new senior notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About AMD

Advanced Micro Devices (NYSE: AMD) is an innovative technology company dedicated to collaborating with customers and technology partners to ignite the next generation of computing and graphics solutions at work, home and play. For more information, visit http://www.amd.com.

Forward-Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Act. Forward-looking statements reflect current expectations and projections about future events, and thus involve uncertainty and risk. It is possible that future events, including whether the offering is completed on the terms specified or at all, may differ from expectations due to a variety of risks and other factors such as those described in AMD’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008, as updated by subsequent Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made in light of AMD’s experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. AMD does not intend to update any particular forward-looking statements contained in this news release.

AMD, the AMD Arrow logo, and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and may be trademarks of their respective owners.